EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-04417, 333-28121, 333-34310, 333-145599, 333-143191, 333-163636 and 333-188795 on Form S-8 and Registration Statement No. 333-196419 on Form S-3 of our reports dated February 19, 2016, relating to the consolidated financial statements of Fiserv, Inc. and subsidiaries, and the effectiveness of Fiserv, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Fiserv, Inc. for the year ended December 31, 2015.
/s/ Deloitte & Touche LLP
Milwaukee, Wisconsin
February 19, 2016